DATA DISTRIBUTION LICENSE AGREEMENT

The parties to this Data Distribution License Agreement (the “Agreement”) are Vocus, Inc. (Vocus), a Delaware corporation, with its principal office at 4296 Forbes Blvd., Lanham, MD 20706, and the Gale Group, Inc. (“Gale”), an Affiliate of Thomson Learning, a Delaware corporation, with its principal office at 27500 Drake Rd., Farmington Hills, MI., 48331-3535, U.S.A.

In consideration of the mutual premises hereinafter set forth, as well as other good and valuable consideration, Gale and Vocus agree as follows:

1. Definitions.

“Licensed Content”: Gale’s branded collections of content, as described in Section 2.A.ii.

“Services”: Vocus’s fee-based online information service or web site, as well as the technical, marketing, and customer services to support it, as described in Exhibit A.

“Customer”: an organization, institution, or individual that contracts with Vocus for access to Licensed Content via the Services.

“User”: an authorized individual who accesses the Licensed Content via the Services.

“Affiliate”: an entity controlling, controlled by or under common control with a party hereto.

“Subsidiary”: an entity 95% of whose equity interest is directly or indirectly owned by a party.

2. License.

     A. Grant.

i. Gale hereby grants to Vocus and Vocus’ Subsidiaries a non-exclusive worldwide license to receive, use, reproduce, and reformat the Licensed Content solely to produce information products, re-market, and provide access through the Services to Customers.

ii. The Licensed Content is as follows:

•	Seven hundred (700) full-text periodicals selected from Gale’s “InfoTrac” databases. The initial data load will include a back-file dating to January 1, 2002, where available, for all publications. Updates to the data will be provided daily on Gale business days (i.e., Tuesdays —Saturdays). With the

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exception of any data deleted in accordance with the provisions set forth in Section 2.A.iii and Sections 11.A and 11.B below, Vocus may retain all delivered data for the full term of this Agreement and for any renewal terms.

•	If the Licensed Content ever falls below seven hundred (700) titles, Gale will work with Vocus to add new content to ensure that Gale is meeting its obligations under this Agreement.

•	Vocus is granted the right to use Gale’s coding/indexing to parse and leverage the Licensed Content as Vocus deems necessary within its Services.

iii. The Licensed Content comprises third-party publications, from Gale Databases, that Gale has the right to allow Vocus to distribute in the Services. Vocus and Gale acknowledge that Gale has the right to change or modify the editorial content comprising the Licensed Content from time to time, including the right to add and/or remove publications.

iv. The Licensed Content will be delivered to Vocus according to the following schedule:

•	Vocus will select Licensed Content within thirty (30) days of the signing of this Agreement. Gale will review the selections within seven (7) business days and respond to Vocus, noting any titles for which Gale has been unable to obtain the required distribution rights. If necessary, Vocus will undertake a second round of selections to ensure that at least seven hundred (700) titles will appear in the Services at launch. Gale will make reasonable commercial efforts to prepare and deliver back-file no later than thirty (30) days following receipt of Vocus’s final selections. Thereafter, updates to the Licensed Content will be delivered every Gale business day.

v. Vocus agrees not to provide the Licensed Content to academic institutions, public libraries or schools (K-12) for use by students, teachers, librarians, clients, members of the public or any other individuals other than employees whose job duties include public relations or government relations on behalf of their employers.

vi. Under no circumstances may Vocus provide the Licensed Content to any third party for resale or redistribution (not including Customers) of such Licensed Content by such third party except as allowed under this Agreement. This license is specific to Vocus and gives no rights to any other party.

B. Terms & Conditions of Use. Vocus will only allow its Users access to the Licensed Content provided that such Users agree to Gale’s terms and conditions set forth in Exhibit B. To meet this requirement, Vocus will, if necessary, incorporate such terms and conditions into its current User Agreement, as set forth in Exhibit C, and into

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any other relevant online notice or print publications that contain such terms and conditions.

C. Internal Use. Gale grants Vocus the right to use the Licensed Content to support Vocus’s internal accounting operations and otherwise to meet its obligations to Gale under this Agreement. Gale also grants Vocus access to and use of the Licensed Content for product development, testing, operation and/or maintenance of the Services, customer support, and marketing demonstrations by Vocus’s sales and marketing representatives. No royalty or fees will be payable in connection with these internal uses.

D. Other Rights Reserved. All rights not explicitly granted in this Agreement are reserved to and remain the property of Gale. Vocus agrees that the Licensed Content is licensed “as is” and that Gale assumes no responsibility for the success of the Services or for the ability of Vocus to integrate the Licensed Content into the Services or the software supporting the Services, and Vocus will be liable for payment of applicable license fees regardless of whether the Services make use of the Licensed Content or whether the Services are deemed successful by Vocus. Vocus will not use the Licensed Content except as explicitly allowed under this Agreement. Without limiting the generality of the foregoing, Vocus is not granted the right to include the Licensed Content (i) in Services that cannot measure and record usage at the User level; (ii) in tangible media products, including but not limited to CD-ROM; and (iii) in Services that allow the Customer to redistribute or re-use the Licensed Content except to Users and Customer’s employees, agents and advisors or for Customer’s valid business purposes. Vocus specifically agrees and understands that no rights of dissemination, including display of the Licensed Content in a Web service that is available to the public, by any third party are being granted under this Agreement and that no rights to sublicense to any third party are being granted under this Agreement, except for a Customer’s right to disseminate Licensed Content to Users and Customer’s employees, agents and advisors or for Customer’s valid business purposes.

E. Relationship. During the term of this Agreement, Vocus will not indirectly or directly pursue or license from any copyright holder or third party the full-text materials contained in the Licensed Content which have not as of the Effective Date been contacted or licensed by Vocus from Gale unless Gale discontinues production of such publications.

3. Use and Access Restrictions. Notwithstanding any other provision of this Agreement, without Gale’s prior written approval, Vocus may not use or provide access to the Licensed Content in the following manners:

A. Modification of Content. Vocus will not (i) segment individual publications or articles from the Licensed Content into new products; (ii) use data field elements from the Licensed Content to create new products; or (iii) add to, modify, delete, or change the content of the text in the Licensed Content.

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Notwithstanding the foregoing, Vocus may modify the Licensed Content solely for the purpose of integrating the Licensed Content into the Services.

B. Advertising and Navigational Links. Vocus will not include commercial advertising or navigational links to e-commerce services and products within the display of any full-text materials from the Licensed Content.

4. Proprietary Rights.

A. Licensed Content. Except for the limited license specifically provided herein, this Agreement will not transfer to Vocus any right, title, or interest in the Licensed Content, or in any data included in the Licensed Content. Gale will have the right to offer, to license, or to sell all or any portion of the data in the Licensed Content, or use of it, independently of this Agreement in any manner Gale desires.

B. Related Material. Vocus acknowledges that other materials relating to the Licensed Content that may be prepared by Gale, including, but not limited to, Gale’s thesauri, vocabulary and indexing, product codes, event codes, documentation, user manuals, promotional, and other materials, are and will remain the sole and exclusive property of Gale or its third party providers. Vocus may not use, re-purpose, re-distribute, or resell any of these materials in any way except to support immediate access to the Licensed Content by Customers using the Services, nor may Vocus distribute or sell any of these materials or integrate such materials into any product offerings not described as part of the Services.

C. Trademarks. Vocus acknowledges that all rights to the trade names and trademarks pertaining to the Licensed Content belong to Gale and all goodwill arising out of the use of such trade names and trademarks will inure solely to the benefit of Gale. Vocus may only use such names in the operation, marketing, advertising, and provision of the Licensed Content pursuant to this Agreement. Gale may also use Vocus’s trade names in marketing collateral that lists distributors. However, both Gale and Vocus will authorize the proper and appropriate use of marks that are their respective property.

D. Copyrights. To the extent permitted by law, Vocus acknowledges that the Licensed Content described in Section 2.A.ii is Gale’s copyrighted property and comprises information, formatting, and templates created by, or selected, coordinated, and arranged by Gale through the exercise of authorship, and by the application of editorial standards and judgment, involving the expenditure of considerable work, time, and money.

5. Copyright Notice, Branding and Links.

A. Copyright Notice. Vocus will display on every record accessed from the Licensed Content (excluding title lists) the Gale copyright contained in the “CY” field of the record or “Copyright (year) The Gale Group, Inc. All rights reserved,” and will display on any display of text, or portion of the text thereof, the publisher

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copyright contained in the CP field of the record or “Copyright (year and name of publisher”).

B. Branding and Links. Vocus may include Gale’s web site address (www.gale.com) on any pages in the Services, marketing collateral, or training material that describe the Gale Group or the Licensed Content.

6. Term and Termination.

A. Term. The initial term of this Agreement will be for a period of one (1) year, commencing on December 1, 2004, or the date on which the Licensed Content becomes available in the Services, whichever is sooner (the “Launch Date”). This Agreement will automatically renew for successive one (1) year periods until terminated in writing by either party at least ninety (90) days prior to the expiration date of the initial term or any renewal term of the Agreement.

B. Termination. Notwithstanding anything to the contrary contained in this Agreement, the parties may terminate this Agreement with regard to any or all the Licensed Content (i) upon notice to the other party if the other party has breached in any material respect any of its obligations under this Agreement and the breach remains uncured for a period of thirty (30) days after notice of the breach (such remedy will be in addition to all other rights and remedies the non-breaching party may have available to it under this Agreement or by law or in equity; (ii) if the other party suffers any insolvency proceeding, either voluntary or involuntary, or is adjudicated bankrupt or makes any assignment for the benefit of creditors (such termination will not relieve the party in proceedings from liability for the performance of its obligations arising prior to such termination and will be in addition to all other rights and remedies the terminating party may have available to it under this Agreement or at law or in equity); (iii) upon sixty (60) days’ notice to Vocus by Gale that Gale is discontinuing production and/or updating of a database or significant portion of the Licensed Content governed by this Agreement as long as such activities are not resumed by an Affialiate of Gale in the three (3) months following the termination; or (iv) at any time if the Licensed Content falls below seven hundred (700) titles and the parties are unable to add new content so that the total number of available titles is at least seven hundred (700) as set forth in Section 2.A.ii.

C. Actions Upon Termination. Upon termination of the Agreement for any reason, (i) Vocus will immediately discontinue all uses of the Licensed Content and will, within thirty (30) days after the effective date of termination, purge the Licensed Content from Vocus’s computer system and destroy all versions of the Licensed Content in Vocus’s possession; and (ii) the parties will discontinue use of each other’s trademarks and/or trade names, except thai the parties may continue to use pre-existing materials containing such trademarks and/or trade names until replacement materials are available, or thirty (30) days, whichever occurs sooner. At a party’s request, the other party will certify that the foregoing actions have been taken.

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7. License Fees and Payment. In consideration of the rights and licenses granted by Gale to Vocus hereunder, Vocus will pay Gale the license fees described below.

A. Uses of the Licensed Content. Except as provided below and except for the uses described in Section 2.C. [Internal Use] and Section 11. D [Access to Services], for any use of the Licensed Content or the data included therein, Vocus will pay Gale the following license fees:

•	For uses of the Licensed Content, a flat fee of Eighty-Four Thousand United States dollars ($84,000.00) annually.

B. Payment Schedule. Vocus will distribute license fees due Gale quarterly, in payments of Twenty-One Thousand United States dollars ($21,000.00) each, according to the following schedule:

•	Installment 1:25% of contract value due upon signing

•	Installment 2: 25% of contract value due within 3 months of the Launch Date

•	Installment 3: 25% of contract value due within 6 months of the Launch Date

•	Installment 4: 25% of contract value due within 9 months of the Launch Date

C. Renewal Payments. Should this Agreement renew, in accordance with 6.A., the annual flat fee shall be paid in quarterly installments of Twenty-One Thousand United States dollars ($21,000.00) within 30 days of the close of each calendar quarter.

D. Payment. Vocus will forward license fee payments to the following:

Wire Payments:
Bank Name: Harris Bank
Chicago, IL
SWIFT Code: HATRUS44
Account Name: The Gale Group
Account No.: 2999209

Mailed Payments:
Bank Name: Harris Bank
Address: PO Box 95126
Chicago, IL 60694

E. Pro-Ration of License Fees. Any license fees will be paid according to the requirements described above in Section 7.B. If the Agreement terminates prior to the end of the then-current term for any reason other than breach by Vocus of

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its payment obligations under this Agreement, fees will be refunded to Vocus on a pro-rated basis by Gale.

8. Reports. All of the following reports will be provided at Vocus’s sole expense.

A. Third Party Licensed Data and Full-Text Usage Reports. Vocus will furnish to Gale an electronic report in the format described in Exhibit D that provides an accounting of each full-text article viewed by Users. Such reports will be delivered to Gale within thirty (30) days after the end of each calendar quarter.

B. Use of Report Information. The information provided under Section 8 [Reports] is strictly for internal purposes only. Gale acknowledges that the information contained in reports provided by Vocus to Gale is confidential to Vocus and, accordingly, Gale will use reasonable efforts to safeguard and protect such information from disclosure to others. However, Gale is permitted to use the information contained in such reports for editorial decisions and to supply such information on a limited basis to Gale’s third-party providers in conjunction with the royalty payments for material contained in any of the Licensed Content.

9. Data In Confidence. Except as stated in Section 8 [Reports], Gale and Vocus will maintain in confidence and will not disclose to third parties without the other’s prior written consent (i) the specific terms of this Agreement; (ii) the extent of Vocus sales insofar as it is known to Gale solely because of information provided by Vocus; and (iii) information that is proprietary or confidential to the other party. The confidentiality provisions of this Agreement will not apply to and will exclude information generally available to the public, or disclosed to a third party by the owning party without restriction, information rightfully obtained from other sources, information independently developed by the receiving party or information previously known to a party (and all analyses, compilations, studies or other documents prepared by the parties, their agents, employees or professional advisors, which are based on such non-confidential information). Each party will be entitled to seek injunctive relief to enforce the provisions of this section, it being agreed that other damages may be inadequate in the event of breach thereof.

10. Licensed Content Development, Updating, and Availability.

A. File Development. Gale will provide complete documentation and access to sample data to assist Vocus in the design and development of its use of the Licensed Content. The initial data loads and back-files will be delivered to Vocus in Gale’s XML format via FTP delivery.

B. Updates. Gale will use reasonable efforts to provide daily updates to the Licensed Content in Gale’s XML format via FTP delivery, and Vocus agrees to use reasonable efforts to load the updated Licensed Content within twenty-four

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(24) hours of receipt. Each party will be responsible for its own costs associated with the delivery/retrieval of such updates. Such updates will include new records and revisions of existing records.

11. File Maintenance.

A. Record Deletions/Modification. Vocus will make reasonable efforts to delete/modify records in the Licensed Content within sixty (60) days of receipt of deletion/modification notice(s) from Gale.

B. Immediate Deletion. If any portion of the information contained in the Licensed Content is or could be subject to a claim of defamation, obscenity, invasion of privacy, or infringement of a third party’s proprietary right (including copyright), Vocus agrees to delete it within seventy-two (72) hours after receiving notice from Gale. Further, Vocus will fax or e-mail a deletion confirmation to Gale’s designated representative within twenty-four (24) hours after removal that the deletion has been made.

C. Change of Form/Format. In the event that Gale desires to change the forms or formats of the Licensed Content provided under this Agreement, it will provide Vocus with at least sixty (60) days’ written notice for substantial changes and at least thirty (30) days’ written notice for all other changes, along with documentation describing the proposed changes, in the event Vocus shall desire to cancel the license for the affected content because of the proposed changes, it will notify Gale in writing, by registered or certified mail, at least fifteen (15) days in advance of the scheduled date of change and the effective date for termination. Upon receipt of Vocus’s notice, Gale may immediately notify Vocus, in writing, of its intent to retain the current forms or formats which, in such event, will render Vocus’s cancellation notice null and void.

D. Access to Services. Gale will receive access to the Vocus’s Services for file testing, maintenance, and customer service purposes. If required to access the Services, Vocus will give Gale no less than three (3) passwords that provide access to the Licensed Content on the Services. The above-described uses will be for Gale internal use only and provided at no cost to Gale, other than for telecommunications, and no royalties or fees will be due to Gale thereon. Passwords provided for this access are to be used only by employees or agents of Gale.

12. Promotion, Publicity, Marketing.

A. Customer Site. Upon Vocus’s request, Gale will provide Vocus with descriptions of the Licensed Content and source lists to assist Vocus in developing help screens or documentation and providing support to Users of the Licensed Content.

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B. Promotion. Vocus shall have no obligation to identify Gale as the source of the Licensed Content in any advertising or promotional materials.

C. Publicity. Neither Gale nor Vocus will issue any press release or other public statement regarding this Agreement without the prior written consent of the other which consent will not be unreasonably withheld or delayed.

13. Warranties and Indemnification. Gale represents and warrants that it owns or has secured licenses for all appropriate content used in the Licensed Content and therefore has the right to license use of the Licensed Content in accordance with the terms of this Agreement and that, to the best of its knowledge, the Licensed Content does not violate any copyright or other intellectual property interest of any third party.

A. Gale. Gale will indemnify, defend, and hold harmless Vocus, its partners, officers, employees, and agents from and against any costs, damages, or other expenses (including reasonable attorney’s fees) arising from any breach of Gale’s representations or warranties contained herein without regard to limitations as to knowledge; or arising out of any claims by any third party resulting from Vocus’ or its Customer’s use of the Licensed Content if such use has been in accordance with the provisions of this Agreement.

B. Vocus. Vocus will indemnify, defend, and hold harmless Gale, its partners, officers, employees, and agents from and against any costs, damages, or other expenses (including reasonable attorney’s fees) arising out of any breach by Vocus of any representations or warranties contained in this Agreement; or arising out of any claims by any third party resulting from an error or omission in installing or incorporating the Licensed Content into the Services, a failure in the hardware or software of Vocus’s computer, or a failure to correct any information or record contained in the Licensed Content pursuant to Section 11. B [Immediate Deletion] of this Agreement.

C. Conditions Precedent. The obligations of either party to provide indemnification under this Agreement will be contingent upon the party seeking indemnification (i) providing the indemnifying party with prompt written notice of any claim for which indemnification is sought; (ii) cooperating fully with the indemnifying party; and (iii) allowing the indemnifying party to control the defense and settlement of such claim.

14. Limitation of Warranty. EXCEPT AS SET FORTH IN THIS AGREEMENT, NEITHER PARTY HERETO MAKES ANY WARRANTIES EXPRESSED OR IMPLIED, AND EACH PARTY HERETO SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR PARTICULAR PURPOSE.

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15. Limitation of Liability. Except for amounts payable pursuant to Section 13 [Warranties and Indemnification], in no event will any party be liable to the other party for any indirect, special, incidental, or consequential damages, including, without limitation, lost profits, arising out of any failure or alleged failure by such other party to perform any of its obligations under this Agreement. The foregoing limitation of liability will apply regardless of the cause of action under which such damages are sought without limitations, breach of contract, negligence, strict liability, or other tort.

16. Notices. Any notice or other communication required under this Agreement will be in writing and shall be considered given when delivered by hand or mailed by certified or registered mail, return receipt requested, or delivered by an express delivery courier service (e.g., Federal Express or Airborne Express), to the following addresses:

To Vocus:
Attn: Mr. Matthew Siegal
Vice President of Corporate Development
Vocus, Inc.
4296 Forbes Blvd.
Lanham, MD 20706

To Gale:
The Gale Group
27500 Drake Rd.
Farmington Hills, MI., 48331-3535
Attn: Vice President, Business Development

17. Survival. Notwithstanding the termination of this Agreement for whatever reason, the confidentiality provisions of this Agreement and Vocus’s obligation to pay any license fees accrued prior to the date of such termination, and Sections 4 [Proprietary Rights] 6 [Term and Termination], 13 [Warranties and Indemnification], 14 [Limitation of Warranty], 15 [Limitation of Liability], and 22 [Governing Law] will survive such termination and remain in full force and effect.

18. Entire Agreement. This Agreement contains a complete statement of all the arrangements between the parties with respect to its subject matter, supersedes all previous Agreements between them concerning that subject matter, and cannot be changed except via a written document signed by both parties.

19. Independent Contractor. Each party is an independent contractor and nothing in this Agreement shall be construed to create a partnership, joint venture, or agency relationship between the parties.

20. Force Majeure. Neither Vocus nor Gale will be responsible for any failure or delay in performance of its obligations under this Agreement because of circumstances beyond its reasonable control, including, without limitation, acts of God, fires, floods, wars, civil

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disturbances, sabotage, accidents, labor disputes (whether or not the employees’ demands are reasonable and within the party’s power to satisfy), governmental actions, or transportation. No such failure or delay will give the other party the right to terminate this Agreement.

21. Waiver. The failure of either party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by both parties.

22. Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Delaware exclusive of its choice of law provisions.

23. Assignment. Neither party may assign, sublicense or otherwise transfer (voluntarily, by operation of law, or otherwise) this Agreement, or any rights under this Agreement, without the prior written consent of the other party, except that either party shall be permitted to assign this Agreement, without obtaining the consent of the other party, to an Affiliate or to an entity that acquires all or substantially all of such party’s business, assets and/or stock (including by way of merger), so long as such assignee agrees to be bound by all of the terms and conditions thereof. Any attempt to assign this Agreement other than in accordance with this Section 23 shall be null and void.

24. Headings. Section headings are included in this Agreement for mere convenience and have no special meaning.

Gale Group, Inc.		Vocus, inc.

By:	/s/ Brian J. St. Germain	By:	/s/ Steve Vintz

Name:	Brian J. St. Germain	Name:	Steve Vintz

Title:	Director Business Dev.	Title:	CFO

Date:	15 October 2004	Date:	10/15/04

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Exhibit A

Description of Vocus’s Services

Vocus creates and markets on-demand business software products that automate many of the tasks associated with public relations, government relations and marketing, including but not limited to the monitoring, storing, displaying, printing, forwarding and analyzing of news articles from print, broadcast and electronic media.

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Exhibit B

Gale’s Terms and Conditions

The Gale Databases (the “Licensed Content”) are copyrighted by the Gale Group, Inc. (“Gale”). The Licensed Content is provided “as is” without warranty of any kind. Neither Gale nor any of its data suppliers make any warranty whatsoever as to the accuracy or completeness of the Licensed Content or the results to be obtained from using the information contained therein and neither Gale nor any of its data suppliers will be responsible for any claims attributable to errors, omissions, or other inaccuracies in the information contained in the Licensed Content. The entire risk for the results and performance of the Licensed Content is assumed by the user. Further, neither Gale nor any of its data suppliers make any representations or warranties, either express or implied, with respect to the Licensed Content, including, but not limited to, the quality, performance, merchantability or fitness for a particular purpose of the Licensed Content or any information contained therein. In no event will Gale or any of its data suppliers be liable for direct, indirect, special, incidental, or consequential damages.

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Exhibit C
Vocus’s User Agreement

SUBSCRIPTION AGREEMENT

1. GRANT OF SUBSCRIPTION

A. Vocus has developed or may develop certain proprietary software, databases, and documentation which it has combined into the Vocus Service (all or any constituent part of which shall be referred to herein as the “Service”, as the context requires) . Vocus makes the Service available to subscribers on an annual, renewable subscription basis. Subject to the terms and conditions set forth herein and during the term set forth herein, Vocus agrees to provide the Subscriber (''Subscriber”) named in the first page of the attached Subscriber Agreement (the “Cover Page”) with non-exclusive access to and use of the Service. Subscriber is hereby granted a subscription to the Service as specified herein solely on a limited, revocable, personal, non-exclusive, non-transferable (except as expressly set forth herein) basis, solely during the term of this Agreement, with no right to grant any such permission to others, solely to use the Service in accordance with the terms and conditions of this Agreement, as long as Subscriber pays the fees and expenses in the amounts and at the times set forth in this Agreement (including the Cover Page and any addendum). Subscriber may use the Service only pursuant to the terms and conditions of this Agreement. FOR THE AVOIDANCE OF DOUBT, ALL RIGHTS NOT EXPRESSLY GRANTED TO SUBSCRIBER HEREIN ARE RESERVED TO VOCUS.

B. This Agreement does not impact in any way title or ownership of the Service (both of which remain exclusively with Vocus), but only a limited right of use in accordance with the terms of this Agreement. Subscriber shall take affirmative steps to ensure that employees, agents and consultants authorized by Subscriber to access the Service will use the Service in accordance with the terms of this Agreement. Subscriber agrees not to modify, create derivative works of, translate, reverse engineer, decompile, disassemble or otherwise recreate or gain access to the source code of the Service.

C. Subscriber represents to Vocus that all materials provided by Subscriber for residence on the Service (“Subscriber Materials”) are and shall remain the property of Subscriber, who shall retain all intellectual property rights therein; and that Subscriber’s activities in connection with this Agreement will not violate any contract or other agreement to which Subscriber is bound.

2. HOSTING, SERVICE AVAILABILITY AND STORAGE

A. Vocus shall host and maintain the Service on its servers (the “Vocus Server”). The Service shall be fully accessible, usable and functional in accordance with Vocus published technical specifications. The Service will maintain an average availability of no less than 99.5%, which translates to less than forty-five (45) hours of downtime per annum, excluding scheduled or emergency maintenance, force majeure, and any other events beyond Vocus’ reasonable control. Downtime is any time in which a computer on the global Internet is unable to connect to the Vocus production environment, log into the application, access application data or file attachments or execute reporting jobs because the application is unavailable. Vocus will perform scheduled maintenance only between the hours of 12 A.M. and 6 A.M. (Eastern time).

B. Vocus shall provide up to 500 megabytes of hosted data storage capacity to Subscriber for purposes of storing Subscriber Materials on the Service.

3. BACK-UP AND SUPPORT SERVICES

A. In accordance with the applicable technical specification standards and in accordance with a commercially reasonable time schedule for the creation of back-ups, Vocus shall keep in a separate and secure place back-ups of Subscriber’s data and any additional software systems reasonably necessary to reproduce all such data. Restoration of Subscriber’s data due to the fault of Subscriber will be at Subscriber’s expense and if due to the fault of Vocus, at Vocus’s expense.

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B. During the term of this Agreement, Vocus shall provide technical support to Subscriber, including providing Subscriber with access to a member of the Vocus support services staff via a telephone help line, which support staff member will consult with Subscriber for a reasonable amount of time by telephone during the hours of 9:00 AM and 8:00 PM Eastern time Monday through Friday to assist Subscriber with troubleshooting, error correction and use of the Service.

4. NONDISCLOSURE

A. “Confidential Information” means any and all information, which is of a confidential, proprietary or trade secret nature that is furnished or disclosed by one party to the other party under this Agreement. Without limiting the generality of the foregoing, Confidential Information includes the specific business terms of this Agreement and any other information that is marked as “Confidential,” ‘Proprietary,” “Trade Secret,” or in some other manner to indicate its confidential, proprietary or trade secret nature.

B. Confidential Information will remain the property of the disclosing party, and the other party will not be deemed by virtue of its access to the other party’s Confidential Information to have acquired any right or interest in or to any such Confidential Information, other than as specifically set forth herein. The receiving party agrees: (i) to hold the Confidential Information in strict confidence; (ii) to limit disclosure of the Confidential Information to the receiving party’s own employees, agents or authorized consultants having a need to know the Confidential Information for the purposes of this Agreement; (iii) not to disclose any Confidential Information to any third party; (iv) to use the Confidential Information solely and exclusively in accordance with the terms of this Agreement in order to carry out its obligations and exercise its rights under this Agreement; and (v) to notify the disclosing party promptly of any unauthorized use or disclosure of the Confidential Information and to cooperate with and assist the disclosing party in every reasonable way to stop or minimize such unauthorized use or disclosure.

C. The obligations of either party under this Section 4 will not apply to information that the receiving party can demonstrate (i) at the time of disclosure is generally available to the public or after disclosure becomes generally available to the public through no breach of agreement or other wrongful act by the receiving party; (ii) is independently developed by the receiving party without regard to the Confidential Information of the other party; or (iii) is required to be disclosed by law or order of a court of competent jurisdiction or regulatory authority, provided that the receiving party shall attempt to furnish prompt written notice of such required disclosure and reasonably cooperate with the disclosing party, at the disclosing party’s expense, in any effort made by the disclosing party to seek a protective order or other appropriate protection of its Confidential Information.

D. The receiving party agrees that if a court of competent jurisdiction determines that the receiving party has breached, or attempted or threatened to breach, its confidentiality obligations to the disclosing party or the disclosing party’s proprietary rights, the disclosing party will be entitled to obtain appropriate injunctive relief and other measures restraining further attempted or threatened breaches of such obligations. Such relief or measures shall be in addition to, and not in lieu of, any other rights and remedies available to the disclosing party.

5. WARRANTIES AND REMEDIES FOR BREACH OF WARRANTY

A. Vocus represents and warrants that it will provide access to and use of the service in accordance with the published specifications and the service level standards specified in this Agreement.

B. Notwithstanding the foregoing, Vocus does not warrant the Service against material deviations in performance from the specifications or claims of infringement caused by: (i) modifications to die Service or any portion of it by anyone other than Vocus or its authorized agents and contractors; (ii) the combination, operation or use of the Service with any software or equipment other than in accordance with the specifications; or (iii) Subscriber’s failure to use any new or corrected versions of the Service or documentation made available by Vocus.

Gale License Agreement Page 15 of 22	15

C. Each party warrants to the other that it shall perform its responsibilities and exercise its rights under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any U.S. patent, copyright, trademark, trade secret or other proprietary rights of any third party.

     1. If a third party brings an action against one party (the “Indemnitee”) that constitutes a breach of this warranty by the other party (the “Indemnitor”), then the Indemnitor will, at its own expense, settle the claim or defend the Indemnitee in such proceeding and the Indemnitor will pay all settlements, costs, damages and legal fees and expenses finally awarded provided that the Indemnitee promptly notifies the Indemnitor in writing of the proceeding, provides the Indemnitor a copy of all information received by the Indemnitee with respect to the proceeding, cooperates with the Indemnitor in defending or settling the proceeding, and allows the Indemnitor to control the defense and settlement of the proceeding, including the selection of attorneys. The Indemnitee may observe the proceeding at its own expense.

     2. If such a proceeding alleging an infringement by Vocus is brought against Vocus or Subscriber or appears to Vocus to be likely to be brought, Vocus may, at its sole option and expense, (i) obtain the right for Subscriber to continue using the allegedly infringing ìtem(s), (ii) replace or modify the item(s) to resolve such proceeding or (iii) upon notice to Subscriber, terminate this Agreement or Subscriber’s use of the Service or any portion thereof, provided that Vocus promptly refunds to Subscriber the prorata portion of any fees prepaid by Subscriber, amortized on a straight-line basis.

This Section 5.C states each parry’s entire obligation to the other party and such other party’s sole remedy with respect to any claim of infringement.

D. THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND TITLE, AND ANY AND ALL IMPLIED WARRANTIES ARISING FROM STATUTE, COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

6. LIMITATION OF LIABILITY

A. If Subscriber should become entitled to claim damages from Vocus (including without limitation, for breach of contract, breach of warranty, negligence or other tort claim), then except as specifically provided herein to the contrary, Vocus’ liability hereunder will be limited as follows:

     1. Subscriber acknowledges that it alone is responsible for the results obtained from its use of the Service and the Services, including without limitation the completeness, accuracy and content of such results. If any such results are inaccurate or incomplete solely due to any defect in the Service, Vocus’s sole obligation shall be to correct or modify the Service at no additional charge to Subscriber. Vocus shall not be responsible or liable in any other manner for any such results (whether foreseen or unforeseen).

     2. Except with respect to liability arising under Section 5.C of this Agreement, Vocus’s liability to Subscriber for any recoverable losses or damages arising under or in connection with this Agreement shall be limited to only the amount of Subscriber’s actual direct damages, not to exceed (in the aggregate for all claims arising within a month) an amount equal to (i) the prorated portion of the fees paid by Subscriber for access to the Service dining the calendar month in which Subscriber’s claim arises, as applicable, minus (ii) the amount of any other damages recovered by Subscriber from Vocus for other claims arising in such calendar month. The foregoing limits also apply to Vocus’ subcontractors and software licensors, and sets forth the maximum liability for which Vocus and its subcontractors and software licensors are collectively responsible.

B. In no event will Vocus or any person or entity involved in the creation, manufacture or distribution of any software, services or other materials provided under this Agreement be liable for: (i) any damages caused by Subscriber or any person or entity acting in concert with Subscriber or controlled by or controlling Subscriber; (ii) any claims or demands of third

Gale License Agreement Page 16 of 22	16

parties (other than those third party claims covered by Section 5.C.1); or (iii) any lost profits, loss of business, loss of use, lost savings or other consequential, special, incidental, indirect, exemplary or punitive damages.

C. The limitations in Section 6.A do not apply to: (i) the payment of settlements, costs, damages and legal fees referred to in Section 5.C.; or (ii) any claims by Subscriber for reimbursement for personal injury or property damage caused by Vocus’ gross negligence. The limitations of liability set forth in this Section 6 will survive and apply notwithstanding the failure of any limited or exclusive remedy for breach of warranty set forth in this Agreement.

7. TERM AND TERMINATION

A. This Agreement shall be for a one year term commencing on the date of this Agreement, as set forth in the Cover Page (the “Effective Date”) and terminate one (1) year following the Effective Date, unless otherwise renewed for an additional one (1) year term. Upon such renewal, the annual subscription fee shall be the fee charged by Vocus to its customers on the commencement date of the new term, and shall be paid within 30 days of invoice.

B. If either party believes that the other party has failed in any material respect to perform its obligations under this Agreement, then that party may provide written notice to the breaching party describing the alleged failure in reasonable detail. If the breaching party does not either (i) cure the material failure within thirty (30) calendar days after receiving such written notice; or (ii) if the breach is not one that can reasonably be cured within thirty (30) calendar days after receiving such written notice, develop a plan to cure the failure and diligently proceed according to the plan until the material failure has been cured, then the non-breaching party may terminate this Agreement for cause by written notice to the breaching party. Termination of this Agreement will be in addition to, and not in lieu of, other remedies available to the terminating party under this Agreement. Upon such termination for cause by Subscriber, Vocus agrees to promptly refund to Subscriber a pro rata portion of any prepaid annual subscription fees paid hereunder, amortized on a straight-line basis.

C. Within thirty (30) days after the expiration or termination of this Agreement for any reason, the receiving party must destroy the original and all copies (including partial copies) of all Confidential Information of the disclosing party, including copied portions contained in derivative works. Within such time period, each party will certify in writing to the other party their respective compliance with this provision of the Agreement.

D. Any provision of this Agreement that imposes or contemplates continuing obligations on a party will survive the expiration or termination of this Agreement, including but not limited to Sections 4 (Nondisclosure), 5.C (Infringement) and 6 (Limitation of Liability).

8. LAW AND DISPUTES

A. This Agreement will be governed by the laws of the State of Maryland, without the application of the Uniform Computer Information Transaction Act (UCITA). The parties agree that the United Nations Convention on Contracts for the International Sale of goods shall not apply to this Agreement.

B. Both Vocus and Subscriber agree to comply fully with all relevant export laws and regulations of the United States to ensure that no information or technical data provided pursuant to this Agreement is exported or re-exported directly or indirectly in violation of law.

C. The Parties will attempt to settle any controversy or claim arising out of or relating to this Agreement, or the breach thereof, through friendly consultation between them. If within thirty (30) days of initial notice of a controversy or claim, settlement cannot be reached through friendly consultation, the controversy or claim will be settled by binding arbitration. The site of any such arbitration will be Washington, D.C., at a location to be agreed upon by the parties. The arbitration will be conducted in accordance with the then applicable Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The parties will share equally the fees and expenses of the arbitrator(s). Otherwise, each party will bear its own costs and expenses, including fees and expenses of

Gale License Agreement Page 17 of 22	17

counsel, associated with the arbitration. The arbitrator(s) will not be empowered to award punitive damages to either party.

D. Either party will have the right to apply at any time to a judicial authority for appropriate injunctive or other interim or provisional relief, and will not by doing so be deemed to have breached its agreement to arbitrate or to have affected the powers reserved to the arbitrators.

E. No proceeding, regardless of form, arising out of or related to this Agreement may be brought by either party more than two (2) years after the accrual of the cause of action, except that (i) proceedings related to violation of a party’s proprietary rights or any duty to protect Confidential Information may be brought at any time within the applicable statute of limitations, and (ii) proceedings for non-payment may be brought up to two (2) years after the date the last payment was due.

9. GENERAL

A. Any notice or other communication required or permitted to be made or given by either party pursuant to this Agreement will be in writing, in English, and will be deemed to have been duly given: (i) five (5) business days after the date of mailing if sent by registered or certified U.S. mail, postage prepaid, with return receipt requested; (ii) when delivered if delivered personally or (iii) one business day after being sent by express courier service. All notices will be sent to the other party at its address as set forth on the Cover Page or at such other address as such party will have specified in a notice given in accordance with this section.

B. Neither party may assign this Agreement without the prior written consent of the other. Any purported assignment in violation of the preceding sentence will be void and of no effect. Notwithstanding the foregoing, either party may assign this Agreement and/or any of its rights, licenses and/or obligations hereunder, upon written notice to the other party and without such other party’s consent, to any of such other party’s affiliates or subsidiaries, or in connection with a merger, sale or reorganization of such other party or due to change of control of such other party or of a business unit, division or line of business of such other party; provided, however, that the assigning party shall at all times continue to be responsible for all obligations hereunder, including those undertaken by the assignee; and provided further, that in the case of an assignment permitted by this Section 9.B, only Vocus or its successor-in-interest and Subscriber or its successor-in-interest shall have the right to enforce any obligation or make any request under this Agreement. This Agreement will be binding upon the parties’ respective successors and permitted assigns.

C. This Agreement constitutes the entire agreement between the parties, and supersedes all other prior or contemporaneous communications between the parties (whether written or oral) relating to the subject matter of this Agreement. This Agreement may be modified or amended solely in a writing signed by both parties.

D. If Purchaser is the U.S. Government or any agency or instrumentality thereof, the software provided pursuant to this Agreement is delivered with RESTRICTED RIGHTS only. The use, duplication, or disclosure by the Government is subject to restrictions as set forth in FAR 52,227- 19 Commercial Computer Software—Restricted Rights or DFAR 252.227-7013 Rights in Technical Data and Computer Software. All rights not specifically granted in the statement are reserved by Vocus.

E. The provisions of this Agreement shall be deemed severable, and the unenforceability of any one or more provisions shall not affect the enforceability of any other provisions. In addition, if any provision of this Agreement, for any reason, is declared to be unenforceable, the parties shall substitute an enforceable provision that, to the maximum extent possible in accordance with applicable law, preserves the original intentions and economic positions of the parties.

F. No failure or delay by either party in exercising any right, power or remedy will operate as a waiver of such right, power or remedy, and no waiver will be effective unless it is in writing and signed by the waiving party. If either party waives any right, power or remedy, such waiver will not waive any successive or other right, power or remedy the party may have under this Agreement.

Gale License Agreement Page 18 of 22	18

G. All taxes due to any governmental authority based on this Agreement are the responsibility of Subscriber.

This Agreement is comprised of the Cover Page, the Subscription Agreement, and any written Addendum hereto that is dated and executed by Subscriber and Vocus. In the event of any inconsistency between the terms of the Cover Page, the Subscription Agreement and an Addendum, then (i) the Addendum shall control, in order of the most recent Addendum; and (ii) thereafter the Cover Page shall control.

10. NEWS ON-DEMAND

A. Vocus will (i) monitor on a daily basis various news sources for mentions of the words or phrases (“queries”) specified by Subscriber and (ii) supply to Subscriber and Subscriber’s designated users on a periodic basis one or more reports and/or series of URL’s relating to the Subscriber’s query (each a “Vocus Monitoring Report”).

B. Subscriber will specify Subscriber’s queries and designated users and pay Vocus the sum specified in one or more Subscription Agreements between Vocus and Subscriber.

C. Vocus will supply Vocus Monitoring Reports by posting them in a secure, password-protected area of Vocus’ web site and sending to Subscriber login information, including passwords, to be issued by Subscriber to Subscriber’s designated users for access to the Vocus Monitoring Reports. Vocus also will send to Subscriber’s designated users an email notification including a link to access the Vocus Monitoring Reports.

D. Neither Subscriber nor Subscriber’s designated users may resell any Vocus Monitoring Report supplied hereunder (including any portion of such Report), or distribute the Vocus Monitoring Reports to persons other than Subscriber’s employees, agents, or advisors.

E. Subscriber acknowledges and agrees that in providing the aforementioned monitoring services and Reports, Vocus will supply information, including news mentions, prepared by others, and Vocus is therefore not responsible for the content of any such news mentions. Vocus makes no representation or warranty), whether express or implied, regarding the origin, accuracy, correctness or completeness of any information, including news mentions, supplied by Vocus. Vocus is not responsible for the subject matter, content, or editorial approach of any such information, including news mentions, and hereby disclaims ownership of any information and/or news mentions provided to Subscriber under this Section 10.

F. Subscriber acknowledges and agrees the commercial news sources monitored by Vocus generally provide information with the expectation that the information will be publicly and widely seen; (ii) such information may be protected by copyright; (iii) Vocus does not imply or warrant, by virtue of supplying information incorporating news mentions or otherwise, that Vocus holds or grants any license to use any information provided in any Vocus Monitoring Report, including news mentions. Subscriber’s use of any such information, Report or news mention shall be at Subscriber’s sole risk and expense. Further, Subscriber’s use of such information, Report or news mention may be subject to restrictions imposed by the provider of the information, and Subscriber agrees that it shall comply with any such restrictions, including but not limited to requirements to pay subscription fees to access such information or news mentions.

Vocus reserves the right, in its sole and absolute discretion, to refuse to undertake any query that Vocus deems improper or unlawful.

Gale License Agreement Page 19 of 22	19

Exhibit D

ELECTRONIC REPORT FORMAT FOR ARTICLE-LEVEL USAGE REPORTING

Reporting Requirements

Delivery: FTP, CD-ROM or email (see information below).

Frequency: Quarterly, with one report per database per month.

Format: ASCII, CSV (Comma Separated Values). Carriage return / Line feed delimited records. For Record Layout, see below.

Electronic File Name: Shows reporting period and product/service name. Gale will assign a File Code for each database. The generic format is as follows: fffyymm.TXT, with fff signifying the assigned File Code, yy signifying the calendar year, and mm signifying the month.

Number of Files: Provide a separate file for each database. Use the appropriate electronic file name for each database.

Record Layout

Field	Description

Date	Date of usage in YYYYMMDD format

File Code	File code, uniquely identifies the file in which the search occurred, assigned by The Gale Group

Display	Indication of the type of record displayed (e.g. TX value indicates the royalty bearing field was displayed and empty field indicates that royalty bearing fields were not used.)

ID	Gale accession number, uniquely identifies an article.

Hits	Number of Hits per accession number per date. This field is optional, if it is not present, one hit is assumed.

(See sample report below)

Delivery Schedule

▪	Electronic reports are due to Gale within thirty (30) days of the close of each calendar quarter.

Delivery Instructions

▪	Reports can be submitted using the following:

     FTP: ftp.gale.com, assigned vendor folder (pre-setup is required)

     CD ROM: Send directly to:

Gale Group, Inc.
Pamela LeBlanc, Finance/Royalties
27500 Drake Road
Farmington Hills, MI 48331
Bus. # (800) 347-4253, ext. 8933

     EMAIL: Send directly to:

Primary Contact —pamela.leblanc@thomson.com
Secondary Contact — sharon.west@thomson.com

Sample Report using number of hits field:

20021201,ANL,TX,7194772,1
20021201,ANL,TX,7194773,2
20021201,ANL,TX,7207019,1
20021201,ANL,TX,7207039,3
20021201, ANL,TX,16946953,10
20021201, ANL,TX, 16958324,1
20021201 ,ANL,TX, 17047772,2
20021201,ANL,TX,17200232,1
2002I201,ANL,TX,17353033,1
20021201,ANL,TX,107353519,1

Same report without using the number of hits fìetd:

20021201, ANL,TX,7194772
20021201,ANL,TX,7194773
20021201,ANL,TX,7194773
20021201,ANL,TX,7207019
20021201,ANL,TX,7207039
20021201,ANL,TX,7207039
20021201,ANL,TX,7207039
20021201,ANL,TX,16946953
20021201, ANL,TX, 16946953
20021201, ANL,TX, 16946953
20021201,ANL,TX,16946953
20021201,ANL,TX,16946953
20021201,ANL,TX, 16946953
2002120l,ANL,TX,16946953
20021201,ANL,TX,16946953
20021201,AKL,TX 16946953
20021201,ANL,TX,16946953
20021201, ANL,TX,16958324
20021201,ANL,TX,17047772
20021201,ANL,TX,17047772
20021201, ANL,TX, 17200232
20021201,ANL,TX 17353033
20021201,ANL,TX,107353519